Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 28, 2007 accompanying the consolidated financial statements of Atlas Energy Resources, LLC and subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Cleveland, Ohio
January 2, 2008